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                         LOOMIS SAYLES INVESTMENT TRUST

                            Amended and Restated Plan
       pursuant to Rule 18f-3(d) under the Investment Company Act of 1940

                          Effective February ___, 2003

     Each of the series of Loomis Sayles Investment Trust (the "Trust") managed by Loomis, Sayles & Company, L.P. ("Loomis Sayles") (each a "Fund" and, together, the "Funds") may from time to time issue one or more of the following classes of shares: Retail Class shares and Institutional Class shares. This 18f-3 Plan applies to multiple class Funds of the Trust. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Funds' registration statements as from time to time in effect. The differences in expenses among these classes of shares, and the conversion and exchange features of each class of shares, are set forth below in this 18f-3 Plan. Expenses are allocated among the classes of shares of each Fund based upon the net assets of each Fund attributable to shares of each class, except (1) as noted below and (2) each class may bear Omnibus Account Expenses relating to holders of shares of such class. Omnibus Account Expenses include payments made for sub-accounting, recordkeeping, investor communications, investor servicing, proxy or voting instruction solicitation or tabulation and similar functions and services performed or provided to or with respect to investors who hold shares of such class through any kind of omnibus, "street name," nominee or similar account (that is, an account of record that represents ownership by a beneficial owner or owners other than the owner of record).

     This 18f-3 Plan is subject to change, to the extent permitted by law and by the Agreement and Declaration of Trust and By-laws of each Fund, by action of the Trustees of each Fund.

RETAIL CLASS SHARES

Distribution and Service Fees

     Retail Class shares pay service and distribution fees pursuant to plans adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "12b-1 Plans"). Retail Class shares also bear any costs associated with obtaining shareholder approval of any amendments to a Retail Class 12b-1 Plan. Pursuant to the Retail Class 12b-1 Plans, Retail Class shares may pay up to 0.25% of the relevant Fund's average net assets attributable to the Retail Class shares (which percentage may be less for certain Funds, as described in the Funds' registration statements as from time to time in effect). Amounts payable under the 12b-1 Plans are subject to such further limitations as the Trustees may from time to time determine and as set forth in the registration statement of each Fund as from time to time in effect.

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Exchange and Conversion Features

     To the extent provided in the registration statement of the relevant Fund as from time to time in effect, Retail Class shares of any Fund may be exchanged, at the holder's option and subject to minimum investment requirements, for Retail Class shares of any other Fund, or any series of Loomis Sayles Funds, that offers Retail Class shares, provided that Retail Class shares of such other Fund or series are available to residents of the relevant state. Retail Class shares may also be exchanged for shares of certain money market funds advised by CDC IXIS Asset Management Advisors, L.P., an affiliate of Loomis Sayles. The Funds reserve the right to terminate or limit the exchange privilege of any shareholder who makes more than four exchanges in a calendar year. The Funds may terminate or change the exchange privilege at any time upon 60 days notice to shareholders.

     Retail Class shares do not convert to any other class of shares.

INSTITUTIONAL CLASS SHARES

Distribution and Service Fees

     Institutional Class shares pay no distribution or service fees.

Exchange and Conversion Features

     To the extent provided in the registration statement of the relevant Fund as from time to time in effect, Institutional Class shares of any Fund may be exchanged, at the holder's option, for Institutional Class shares of any other Fund, or any series of Loomis Sayles Funds, that offers Institutional Class shares, provided that Institutional Class shares of such other Fund or series are available to residents of the relevant state. Institutional Class shares may also be exchanged for shares of certain money market funds advised by CDC IXIS Asset Management Advisors, L.P., an affiliate of Loomis Sayles. The Funds reserve the right to terminate or limit the exchange privilege of any shareholder who makes more than four exchanges in a calendar year. The Funds may terminate or change the exchange privilege at any time upon 60 days notice to shareholders.

     Institutional Class shares do not convert to any other class of shares.

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